Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS






The Board of Directors
Virginia First Financial Corporation:


We consent to incorporation by reference in Registration Statement Nos. 33-78180, 33-78182 and 33-78184 on Form S-8 of Virginia First Financial Corporation of our report dated August 14, 1997, relating to the consolidated statements of financial condition of Virginia First Financial Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report is incorporated by reference in the June 30, 1997 annual report on Form 10-K of Virginia First Financial Corporation.

                                                    \s\ KPMG PEAT MARWICK LLP




Richmond, Virginia
September 29, 1997